Exhibit 99.1

300 Throckmorton Street Fort Worth, TX 76102

KMG Announces Departure of Marcelino Rodriguez as Chief Financial Officer

FORT WORTH, Texas—(GLOBE NEWSWIRE)—February 12, 2018—KMG (NYSE: KMG), a global provider of specialty chemicals and performance materials, today announced that Marcelino Rodriguez, Vice President and Chief Financial Officer, will resign in the next few weeks to pursue another opportunity. Monte Green, KMG’s Director of Corporate Development, will assume the additional role of CFO on an interim basis. There are no issues involving the Company’s financial statements, internal controls or financial reporting procedures that led to Mr. Rodriguez’s departure.

Mr. Green, 43, has more than 20 years of experience in commercial and investment banking, mergers and acquisitions, financial reporting and analysis, and business integration and operating processes. Mr. Green joined KMG in 2015 and has led the Company’s corporate development efforts since that time, including the acquisitions and subsequent integrations of Nagase FineChem, Sealweld and Flowchem. Mr. Green also has been substantially involved in KMG’s recent successful equity offering, as well as debt financing and repricing related to the Flowchem acquisition. Prior to KMG, Mr. Green was a senior vice president for Imperial Capital, a Los Angeles-based investment bank. Mr. Green’s prior career included positions at Lehman Brothers and Bank of America. Mr. Green graduated from Texas Christian University and earned a Masters of Business Administration degree from the University of Chicago Graduate School of Business with concentrations in accounting, analytic finance and entrepreneurship. He holds the Chartered Financial Analyst (CFA) designation.

In announcing his departure, Mr. Rodriguez said, “After much consideration, I have decided to pursue another opportunity. It has been my privilege to be a part of the KMG team over the past several years, and I have great confidence that KMG remains well-positioned for continued success.”

“We are pleased that Monte will lead our financial operations on an interim basis to ensure a smooth transition as we conduct a comprehensive search for our next CFO. We sincerely thank Marcelino for his many contributions to KMG’s growth and success over the past four years, and we wish him the best in his new position,” said Chris Fraser, Chairman and CEO.

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals and performance materials for the semiconductor, industrial wood preservation, and pipeline and energy markets. For more information, visit the Company's website at http://kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Phone: 817.761.6100 ● Fax: 817.720.1043

www.kmgchemicals.com ● NYSE: KMG

KMG Investor Relations

Eric Glover, 817-761-6006

Phone: 817.761.6100 ● Fax: 817.720.1043

www.kmgchemicals.com ● NYSE: KMG

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